UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )

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SENSIENT TECHNOLOGIES CORPORATION

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Attached is a written communication sent by Paul Manning, President and Chief Executive Officer of Sensient Technologies Corporation (the “Company”), to the Company’s employees on March 24, 2014.

Dear Sensient Employees:

As you may have seen, an activist hedge fund called FrontFour Capital Group LLC is seeking to elect four of its nominees to Sensient's Board of Directors. FrontFour is a relatively new shareholder in Sensient that has disclosed an ownership interest of approximately 1.5% of the Company's outstanding shares.

The experience and expertise of our Board has been critical to guiding the Company in its current strategy and setting the course for continued and sustainable growth at Sensient. Our Board and management team remain committed to our strategy, which we believe is in the best interests of all of our shareholders. On that basis, Sensient's Board of Directors is recommending that shareholders vote for the Company's slate of nine, highly qualified directors instead of the nominees being proposed by FrontFour.

Over the next few weeks, we will continue to communicate with our shareholders regarding the strength of Sensient's strategy and our positive outlook for the Company. Those of you who are our shareholders will have the opportunity to vote prior to our 2014 Annual Meeting scheduled for April 24. We encourage all our shareholders to vote for the current Board on the WHITE proxy card that accompanies our written shareholder communications. If you are a shareholder, you will also receive a green proxy card in a separate mailing from the activist shareholders and we urge you to throw the green card away. If you have voted the green card, you may still submit the WHITE card because the last card voted will determine your vote.

As this matter progresses, there will likely be additional coverage in the media, which is normal in these circumstances. It is important that we do not allow this activity to distract us from managing our business. The best thing we can all do in the face of FrontFour's behavior is to continue executing our strategy and delivering innovative solutions to our customers.

Our business success is a direct result of your commitment to Sensient. As always, thank you for all of your ongoing hard work.

Sincerely,

Paul Manning
President and Chief Executive Officer
Sensient Technologies Corporation

FORWARD-LOOKING STATEMENTS

This letter contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management's current assumptions and estimates of future economic circumstances, industry conditions, Company performance and financial results.  A variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this letter and in the Management's Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2013. The forward-looking statements in this letter speak only as to the date of the letter.  Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.

ADDITIONAL INFORMATION

In connection with its 2014 Annual Meeting of Shareholders, Sensient has filed a proxy statement and other documents regarding the 2014 Annual Meeting of Shareholders with the Securities and Exchange Commission (“SEC”) and has mailed the definitive proxy statement and a proxy card to each shareholder of record entitled to vote at the 2014 Annual Meeting of Shareholders. SHAREHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders may obtain the documents free of charge at the SEC’s website, www.sec.gov, from Sensient at its website, www.sensient.com, or by writing to Sensient Technologies Corporation, 777 East Wisconsin Avenue, Milwaukee, WI 53202, Attention: Investor Relations.